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                                                               Exhibit 4(a)
                                                               ------------
                              SCOTT PAPER COMPANY
                   1994 NON-U.S. EMPLOYEES' STOCK OPTION PLAN


I.   GENERAL

     A.   PURPOSE

          The purpose of the 1994 Non-U.S. Employees' Stock Option Plan (the "Plan") is to promote the interests of Scott Paper Company (the "Company") and its shareholders by attracting and retaining salaried employees of non-United States Subsidiaries of the Company capable of furthering the future success of the Company and by aligning their economic interests with those of the Company's shareholders.

     B.   DEFINITIONS

          "Beneficiary" means the person or persons to whom an Optionee's rights pass upon death by will or by the applicable laws of descent and distribution.

          "Board of Directors" means the Board of Directors of the Company and "Director" means a member of the Board of Directors.

          "Business Day" means any day other than a Saturday, Sunday, legal holiday or a day on which the New York Stock Exchange, or any successor national securities exchange which constitutes the principal trading market for the Shares, is closed.

          "Cause" means (i) an act or acts of personal dishonesty of an employee intended to result in substantial personal enrichment at the expense of the Company or a Subsidiary, (ii) repeated violations of an employee's responsibilities which are demonstrably willful and deliberate, or (iii) an employee's conviction for a felony involving moral turpitude.

          "Change of Control" means the first to occur of the following events:

                (a) Any person within the meaning of Section 13(d)  or 14(d)
          of the 1934 Act, other than the Company or any entity controlled by the Company (including an employee plan established primarily for the benefit of Company employees or employees of any entity controlled by the Company), acquires beneficial ownership of, or, acting alone or in concert with others, acquires voting power over voting shares of the Company that would entitle the holders thereof to cast at least 20%
          of the votes that all shareholders would be entitled to cast in an election of Directors; or
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                (b) At any time within any period of two consecutive  years, persons who (i) at the beginning of the period constitute the Board of Directors or (ii) become Directors after the beginning of the period and whose election or nomination for election by the shareholders of the Company was approved by a vote of at least two-thirds of the persons who were Directors at the beginning of the period, cease for any reason to constitute at least a majority of the Board of Directors; provided that any person who ceases to be a Director by reason of death or disability shall be excluded from the numerator and the denominator in all calculations hereunder.

          "Committee" means the committee consisting of the Company's Chairman and Chief Executive Officer, Senior Vice President, Finance and Administration, Senior Vice President and General Counsel, and Vice President, Treasurer and Chief Financial Officer, which shall administer the Plan.

          "Fair Market Value" of a Share means the mean between the highest and the lowest sales prices thereof on the date of reference, as reported in The Wall Street Journal, New York Stock Exchange Transactions-Composite Transactions, or as reported in any successor quotation system adopted prospectively for this purpose by the Committee.

          "Option" means an option to purchase Shares granted under Section II, subject to the terms and conditions set forth in the Plan.

          "Optionee" means any person who is granted an Option under Section II.

          "SAR" means a stock appreciation right granted under Section II, subject to the terms and conditions set forth in the Plan.

          "Share" means a Common Share of the Company and any other securities as may be substituted for a Share or such other securities pursuant to the adjustment provisions of Section I.F.

          "Subsidiary" means any corporation (other than the Company) now existing or hereafter organized or acquired in an unbroken chain of corporations beginning with the Company if each of the corporations (including the Company) other than the last corporation in the unbroken chain owns stock possessing 40% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     C.   EFFECTIVE DATE AND TERM OF THE PLAN

          The Plan shall become effective on July 20, 1994. The term during which Options and SARs may be granted under the Plan
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shall expire on April 1, 1995.

     D.   ADMINISTRATION

          The Plan shall be administered by the Committee. Subject to the terms and conditions set forth in the Plan, the Committee shall have sole discretion and authority to grant Options under Section II, to determine the number of Shares for which each Option shall be granted and the option price or prices and other terms and conditions thereof, and to grant SARs in tandem with any Option either at the time of the Option grant or thereafter. The Committee shall have sole discretion and authority to construe and interpret the Plan, to make factual determinations and to establish and amend rules for the administration of the Plan. The Committee shall have no obligation to treat persons uniformly, except to the extent otherwise specifically provided in the Plan. All actions by the Committee may be taken in its sole discretion and shall be conclusive and binding on all parties.

     E.   SHARES SUBJECT TO THE PLAN

          The Shares to be transferred or sold under the Plan shall be authorized Shares. Subject to adjustment as provided in Section I.F, (i) the total number of Shares which may be issued under the Plan shall not exceed 400,000 pursuant to the grant of Options (with or without tandem SARs) and (ii) the number of Shares with respect to which Options (with or without tandem
SARs) may be granted to any one person shall not exceed 250,000.

          If, during the term of the Plan, an Option expires or terminates prior to the exercise in full of the Option or of any tandem SARs are forfeited, the number of Shares previously subject to but not delivered under the Option or SARs shall be available for grants, subject to the above limits on the issuance of Shares. An Option that terminates in whole or in part upon the exercise of tandem SARs shall be deemed to have been exercised at the time and to the extent of the exercise of the SARs, and the Shares subject to the Option, to the extent of the SAR exercise, shall not be available for further grants.

     F.   ADJUSTMENTS

          The number and kind of Shares which may be issued and with respect to which grants may or must be made under each Section of the Plan, both in the aggregate and to any one person, the number of Shares subject to each outstanding grant of Options or SARs, and option prices per Share, shall be subject to appropriate adjustment by the Committee to prevent dilution or enlargement of the rights of Optionees for any changes in the number or kind of outstanding Shares resulting from a merger, recapitalization, stock exchange, stock split, stock dividend, other extraordinary dividend or distribution, corporate division or other change in the Company's corporate or capital structure.
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     G.   LIMITATIONS ON RIGHTS OF OPTIONEES, GRANTEES AND PARTICIPANTS

          Nothing in the Plan, or in any grant under the Plan, shall confer on any person any right to continue in the employ of the Company or any of its Subsidiaries, nor in any way interfere with the right of the Company or any of its Subsidiaries to terminate the person's employment at any time.

          No Optionee shall have any of the rights of a shareholder with respect to any Shares unless and until he or she has exercised his or her Option (or tandem SARs) with respect to the Shares and has paid the full purchase price for them.

          No Option or SAR granted or held under the Plan shall be assignable or otherwise transferable by the Optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution.

          The obligation of the Company to deliver Shares upon the exercise of an Option or SAR shall be subject to all applicable laws, rules and regulations, and to any approvals by governmental agencies as may be deemed appropriate by the Committee, including, among others, those steps counsel for the Company shall deem necessary or appropriate to comply with requirements of relevant securities laws. This obligation shall also be subject to the condition that the Shares reserved for issuance under the Plan shall have been duly listed on any national securities exchange which then constitutes the principal trading market for the Shares.

     H.   TAX WITHHOLDING

          Notwithstanding any other provision of the Plan, the number of Shares shall be net of the number of Shares required to be withheld to meet all applicable tax withholding requirements. Each other person receiving Shares shall have the obligation to provide the Company amounts sufficient to satisfy applicable tax withholding requirements and shall have the right to meet this obligation by electing to receive Shares net of withholding or by paying the withholding amount to the Company not later than the time required by applicable law.

     I.   AMENDMENT AND DISCONTINUANCE

          The Board of Directors may amend, suspend or discontinue the Plan at any time. In addition, the Committee may amend the Plan as it applies to employees of any non-United States Subsidiary or adopt a subplan for those employees, in either case to the extent deemed necessary or appropriate to comply with legal requirements or to minimize taxes or regulatory burdens imposed by any jurisdiction outside the United States.

     J.   CHANGE OF CONTROL
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          In the event of a Change of Control, the Company shall pay all of the legal fees and expenses reasonably incurred by an Optionee, or his or her estate or Beneficiary (or by any legal defense trust created by the Company) to enforce his or her rights under the Plan, as in effect immediately before the Change of Control. The Company shall pay those fees and expenses promptly after bills for them are submitted from time to time by attorneys representing the claimant. However, the Company shall not be obligated to pay those fees and expenses if it proves in a court of law that the claimant's claim is not well grounded in fact and warranted by existing law or a good faith argument for the extension, modification or reversal of existing law. In any such proceeding, the burden of proof shall be on the Company. Notwithstanding anything else contained in the Plan, the rights of Optionees and their estates and Beneficiaries under this Section shall survive amendment of this Section, as well as termination of the Plan, after a Change of Control, regardless of whether those rights arise before or after the date of amendment or termination.

     K.   GOVERNING LAW

          The Plan shall be applied and construed in accordance with and governed by the law of the Commonwealth of Pennsylvania and applicable Federal law.


II.  OPTIONS AND SARS

     A.   ELIGIBILITY

          Options, with or without tandem SARs, may be granted from time to time to salaried employees of any non-United States Subsidiary. No Director or officer of the Company, and no employee of the Company or any United States Subsidiary, shall be eligible for grants under the Plan. From time to time, the Committee shall designate from among eligible employees those who will be granted Options or SARs and the number of Shares to be covered by each grant.

     B.   OPTION AGREEMENT

          Each Option granted under the Plan, with or without tandem SARs, shall be evidenced by an option agreement, which shall be executed by the Company by manual or facsimile signature and by the Optionee. The agreement shall contain such terms and conditions, not inconsistent with the Plan, as shall be determined by the Committee.

     C.   OPTION PRICE

          There shall be no restriction on the price per Share to be paid by the Optionee on the date an Option is exercised.

     D.   OPTION TERM
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          The period during which each Option may be exercised shall be determined by the Committee, but may not exceed ten years from the date the Option is granted.

     E.   EXERCISE OF OPTIONS AND SARS

          The time or times during which Options and tandem SARs may be exercised and any conditions pertaining to exercise or the vesting in the Optionee of the right to exercise Options and tandem SARs shall be determined by the Committee at the time of grant.

          An Option and tandem SARs shall be exercisable during the Optionee's lifetime only by the Optionee. Following the termination of an Optionee's active employment with the Company or any Subsidiary, the Optionee may exercise his or her Options or SARs, to the extent they were exercisable by the Optionee on the date of such termination within the period of three months thereafter. However, in no event may any Option or SAR be exercised by anyone after the final date upon which the Optionee could have exercised it had the Optionee's active employment continued to that date.

          An Option may be exercised only by a notice in writing complying in all respects with the applicable option agreement. The notice may instruct the Company to deliver Shares due upon the exercise of the Option to any registered broker or dealer approved by the Company (an "approved broker") in lieu of delivery to the Optionee and in that case shall designate the account into which the Shares are to be deposited. The Optionee may tender such notice, properly executed by the Optionee, together with the aforementioned delivery instructions, through an approved broker. The purchase price of the Shares for which an Option is exercised shall be paid in cash or by check, except that for Optionees the Committee may allow such payment to be by surrender of unrestricted Shares (valued at their Fair Market Value on the date of exercise) or by a combination of cash, check and unrestricted Shares.


     F.   STOCK APPRECIATION RIGHTS

          The Committee may grant SARs only in tandem with an Option, either when the Option is granted or at any time thereafter while the Option remains outstanding, to any person who at that time is eligible to be granted an Option. SARs are exercisable only during the period when the tandem Option is also exercisable. The number of SARs granted to a person which shall be exercisable during any given period shall not exceed the number of Shares which he or she may purchase upon the exercise of the tandem Option during such period of time. Upon the exercise of an Option, the tandem SARs relating to the Shares covered by the exercise shall terminate. Upon the exercise of SARs, the tandem Option to the extent of an equal number of Shares shall terminate.

          Upon an Optionee's exercise of some or all of his or her
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SARs, the Optionee shall receive in settlement of the SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Shares or a combination thereof. The stock appreciation for an SAR is the difference between (i) the Fair Market Value of the underlying Share on the date of the exercise of the SAR and (ii) the option price specified for the tandem Option. At the time of exercise of SARS, the Optionee shall have the right to elect the portion of the amount to be received that shall consist of cash and the portion that shall consist of Shares which, for purposes of calculating the number of Shares to be received, shall be valued at their Fair Market Value on the date of exercise. The Committee may disapprove an Optionee's election to receive cash in full or partial settlement of the SARs exercised, and to require that Shares be delivered in lieu of cash. If Shares are to be received, cash shall be delivered in lieu of any fractional Share.